Exhibit 99.1

PENN NATIONAL GAMING ANNOUNCES EXECUTIVE MANAGEMENT TRANSITION PLAN

JAY SNOWDEN TO SUCCEED RETIRING CEO, TIM WILMOTT,

AND JOIN BOARD OF DIRECTORS

WYOMISSING, Pa. (August 1, 2019) — Penn National Gaming (NASDAQ: PENN) (“Penn National” or the “Company”) today announced that in connection with its ongoing succession process, Timothy J. Wilmott informed the Company’s Board of Directors of his decision to retire as Chief Executive Officer of the Company and as a member of the Board at the end of 2019.  Effective January 1, 2020, the Board of Directors has appointed Jay Snowden, who since 2014 has served as Chief Operating Officer and since 2017 as President, to succeed Mr. Wilmott.  Mr. Snowden was also appointed to Penn National’s Board of Directors effective immediately.

Tim Wilmott joined Penn National in February 2008 as President and Chief Operating Officer, was named Chief Executive Officer in November 2013 and has served as a member of the Board of Directors since 2014. During Mr. Wilmott’s tenure, Penn National has significantly expanded its operating base with the opening of new casinos and the acquisition of existing gaming facilities. In October 2018, the Company completed its acquisition of Pinnacle Entertainment which further expanded the Company’s financial, operational and geographic diversity.  Under Mr. Wilmott’s leadership, Penn National has more than doubled its annual revenue from approximately $2.4 billion in 2008 to the over $5 billion expected in 2019. Since January 2018, Mr. Wilmott has also served as the Chairman of The American Gaming Association.

David Handler, Chairman of the Penn National Gaming Board of Directors, said, “On behalf of the Board, our shareholders and employee teams, we want to thank Tim for his significant contributions to Penn National’s transformation during his tenure, including his commitment to operational excellence and shareholder returns. Tim and Jay have partnered closely over the last eight years, laying a strong foundation for sustained long-term value creation at Penn National, making Jay ideally suited to serve as our next Chief Executive Officer.”

Tim Wilmott added, “I am very grateful for the opportunity to have led Penn National through a transformational period in the Company’s history, including the acquisition of Pinnacle Entertainment, the creation of the industry’s first gaming REIT and other initiatives that have driven growth, created shareholder value and positioned the company for future success. After more than 30 years in the industry that I love, I look forward to Penn National’s further growth under Jay’s leadership.”

Jay Snowden, 43, joined the Company in October 2011 as Senior Vice President-Regional Operations. In January 2014, Mr. Snowden was appointed Chief Operating Officer and in March 2017, Mr. Snowden became President and Chief Operating Officer. Along with his responsibility for operations, marketing, interactive, IT and human resources, Mr. Snowden has led the Company’s integration with Pinnacle Entertainment and its industry leading margin initiatives. Jay joined Penn National from Caesars Entertainment, where he acquired significant gaming industry management experience with over 12 years in several regional and destination markets.

Mr. Snowden commented, “Since I joined Penn National, the Company has cemented its reputation as one of the gaming industry’s best managed and largest operators of regionally diverse gaming properties.  This success is a reflection of the Company’s disciplined operating strategies and unparalleled execution by our dedicated team.  Along with our Board, senior management, corporate and property teams, we will continue to build on the foundation laid by Peter Carlino and Tim Wilmott. We are entering a very dynamic time for our company and I couldn’t be more excited, honored and humbled to lead this amazing company into the future.”

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 42 facilities in 19 jurisdictions. In total, Penn National Gaming’s facilities feature over 51,000 gaming machines, over 1,300 table games and 9,000 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning expectations of future results of operations and financial condition. As a result, actual results may vary materially from expectations.

Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations, the risks inherent in any executive transition and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

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